Exhibit 3.1

STATUTS DE ObsEva SA [ObsEva Ltd] [ObsEva AG]		ARTICLES OF ASSOCIATION OF ObsEva SA [ObsEva Ltd] [ObsEva AG]

TITRE I:	RAISON SOCIALE - SIEGE - BUT – DUREE	TITLE I:	CORPORATE NAME - REGISTERED OFFICE - PURPOSE - DURATION

Article 1:	Raison sociale	Article 1:	Corporate Name

Il existe sous la raison sociale

ObsEva SA

[ObsEva Ltd]

[ObsEva AG]

une société anonyme qui est régie par les présents statuts et, pour tous les cas qui n’y sont pas prévus, par le titre XXVI du Code des obligations (« CO »).

There exists under the name

ObsEva SA

[ObsEva Ltd]

[ObsEva AG]

a company limited by shares which is governed by the present Articles of Association and for any situation not provided herein by the Title XXVI of the Swiss Code of Obligations (“CO”).

Article 2:	Siège	Article 2:	Registered Office

La société a son siège à Plan-les-Ouates.		The registered office of the company is in Plan-les-Ouates.

Article 3:	But	Article 3:	Purpose

La société a pour but toutes activités et services dans les domaines de la recherche, du développement, de la fabrication, de l’enregistrement, de la promotion et de la commercialisation de produits biotechniques et pharmaceutiques.		The purpose of the company is all activities and services in the domains of research, development, fabrication, registration, promotion and commercialization of biotechnological and pharmaceutical products.

La société peut effectuer toute transaction commerciale et financière, directement ou indirectement liée à son but. Elle peut faire inscrire des succursales et des filiales en Suisse et à l’étranger, ainsi qu’acquérir, détenir, gérer et vendre des immeubles.		The company may carry out all commercial and financial transactions which are directly or indirectly related to its purpose. The company may establish branch offices and subsidiaries in Switzerland and abroad as well as acquire, manage, hold and sell real estate.

La société peut accorder des prêts ou tout autre forme de financement à des sociétés du même groupe, ainsi que donner des sûretés de tout genre, au bénéfice direct ou indirect de sociétés du même groupe ou de tiers, en particulier sous la forme de garanties, gages ou sûretés sur les actifs de la société.		The company may grant loans and other forms of financing to other group companies and provide security of any sort for the direct or indirect benefit of group companies or third parties, in particular in the form of guarantees, pledges or fiduciary assignments of assets of the company.

Article 4:	Durée	Article 4:	Duration

La durée de la société est indéterminée.		The duration of the company is indefinite.

TITRE II:	CAPITAL-ACTIONS ET CAPITAL-PARTICIPATION	TITLE II:	SHARE CAPITAL AND NON-VOTING SHARE CAPITAL

Article 5:	Capital-actions	Article 5:	Share capital

Le capital-actions est fixé à la somme de un million six cent quarante mille cinq cent vingt francs (CHF 1’640’520), entièrement libéré.		The share capital of the company is set at the amount of one million six hundred and forty thousand five hundred and twenty francs (CHF 1,640,520), fully paid up.

Il est divisé en:		It is divided into:

• cent septante mille quatre cent dix-huit (170’418) actions ordinaires, nominatives (les Action Ordinaires) d’une valeur nominale de un franc (CHF 1) chacune,		• one hundred and seventy thousand four hundred and eighteen (170,418) common registered shares (the Common Shares) with a par value of one franc (CHF 1) per share,

•       six cent dix-sept mille huit cent vingt-neuf (617’829) actions nominatives d’une valeur nominale de un franc (CHF 1) chacune, privilégiées quant au produit de liquidation et aux dividendes selon les termes des articles 35bis et 36 des présents statuts (les Actions Privilégiées A), et

•       six hundred and seventeen thousand eight hundred and twenty-nine (617,829) registered shares with a par value of one franc (CHF 1) per share, with preferential rights as to the liquidation proceeds and dividends within the terms of Articles 35bis and 36 of the present articles of association (the Series A Preferred Shares), and

•       huit cent cinquante-deux mille deux cent septante-trois (852’273) actions nominatives d’une valeur nominale de un franc (CHF 1) chacune, privilégiées quant au produit de liquidation et aux dividendes selon les termes des articles 35bis et 36 des présents statuts (les Actions Privilégiées B et ensemble avec les Actions Privilégiées A, les Actions Privilégiées).

•       eight hundred and fifty-two thousand two hundred and seventy-three (852,273) registered shares with a par value of one franc (CHF 1) per share, with preferential rights as to the liquidation proceeds and dividends within the terms of Articles 35bis and 36 of the present articles of association (the Series B Preferred Shares and together with the Series A Preferred Shares, the Preferred Shares).

Article 5bis:	Capital-Participation Autorisé	Article 5bis:	Authorized Non-Voting Share Capital

Le conseil d’administration est autorisé à augmenter, jusqu’au dix-neuf novembre deux mille dix-sept (19 novembre 2017), le capital-participation, d’un montant de CHF 62’884 au plus, par l’émission d’un maximum de 62’884 bons de participation nominatifs, entièrement libérés, d’une valeur nominale de CHF 1 chacun (Bons de Participation).		The board of directors shall be authorized, at any time until nineteen of November two-thousand seventeen (19 November 2017) to increase the non-voting share capital by a maximum amount of CHF 62,884 through the issuance of a maximum of 62,884 fully paid registered non-voting shares (Non-Voting Shares) with a nominal value of CHF 1 each.

Les Bons de Participation donnent les mêmes droits financiers que ceux des Actions Ordinaires.		Non-Voting Shares have the same financial rights than those attached to the Common Shares.

Les Bons de Participation ne confèrent pas le droit de vote. En particulier, les participants n’ont pas le droit de prendre part aux assemblées ordinaires et extraordinaires de la Société. Dans les limites de la loi, les participants ne disposent pas des droits d’information et de consultation des actionnaires.		Non-Voting Shares do not confer the right to vote. In particular, the non-voting shareholders do not have the right to participate to the ordinary and extraordinary meetings of the company. Within the limit of the legal provisions, the non-voting shareholders do not have the shareholders rights on information and inspection.

Les dispositions légales et statutaires relatives au capital-actions, aux actions et aux actionnaires s’appliquent également au capital-participation, aux bons de participation et aux participants dans la mesure où la loi et les statuts n’en disposent pas autrement.		The provision of law and of the articles of association concerning the share capital, the shares and the shareholder also apply to the non-voting share capital, the Non-Voting Shares and the non- voting shareholder, unless otherwise provided for by law or by the articles of association.

Le conseil d’administration peut limiter ou supprimer le droit de souscription préférentiel des actionnaires et des participants pour le juste motif suivant: si les nouveaux Bons de Participation sont émis dans le cadre de la participation dans l’entreprise des employés et des consultants de la Société, conformément à un ou plusieurs plans d’intéressement qui devront être adoptés par le conseil d’administration. Les Bons de Participataion pour lesquels le droit de souscription est accordé sans toutefois être exercé sont à la disposition du conseil d’administration, qui les utilise dans l’intérêt de la Société.		The board of directors may limit or cancel the preferential subscription rights of shareholders and non-voting shareholders for the following just cause: if the new Non-Voting Shares are issued in the frame of the participation in the company of the employees and consultants of the company, in accordance with one or several incentive compensation plans which need to be adopted by the board of directors. The Non-Voting Shares for which the preferential subscription right has been granted but without being exercised, shall remain at the disposal of the board of directors, who will use them in the company’s interest.

Le conseil d’administration peut procéder à l’augmentation du capital-participation en entier ou par tranches.		The board of directors may undertake a non-voting share capital increase in full or partially.

Le conseil d’administration détermine le prix d’émission, la manière de libérer les nouveaux Bons de Participation et la date à partir de laquelle les nouveaux Bons de Participation donnent droit au paiement d’un dividende.		The board of directors shall determine the issue price, how to release new Non-Voting Shares and the date from which the new Non-Voting Shares give entitlement to the payment of a dividend.

Après leur émission, les nouveaux Bons de Participation seront soumis aux restrictions de transfert prévues à l’article 8 des présents statuts.		After their issuance, the new Non-Voting Shares will be subject to the transfer restrictions set forth in Article 8 of these articles of association.

Article 5ter:	Capital-Participation	Article 5ter:	Non-Voting Share Capital

Le capital-participation est fixé à la somme de CHF 79’770, entièrement libéré.		The Non-Voting Share Capital is set at the amount of CHF 79,770, fully paid up.

Il est divisé en 79’770 bons de participation nominatifs, d’une valeur nominale de CHF 1 chacun.		It is divided into 79,770 registered non-voting shares with a par value of CHF 1 each.

Article 6:	Espèce d’actions	Article 6:	Type of Shares

Les actions sont nominatives.		The shares are registered.

Elles sont numérotées et signées par un membre du conseil d’administration. La signature peut être apposée en fac-similé.		They are numbered and signed by a member of the board of directors. The signature may be inserted as a facsimile.

La société peut émettre en lieu et place d’actions des certificats d’actions.		The company may issue share certificates instead of shares.

Par une modification des statuts, l’assemblée générale peut en tout temps, par une décision prise à la majorité des voix exprimées, convertir des actions nominatives en actions au porteur ou des actions au porteur en actions nominatives.		The general meeting of shareholders may, at any time, by decision taken by a majority of the votes, convert the registered shares into bearer shares, and vice versa, by modifying these articles of association.

Elle peut diviser les actions en titres de valeur nominale réduite, ou les réunir en titres de valeur nominale plus élevée par une modification des statuts et à la condition que le montant du capital-actions ne subisse pas de changement. La réunion en titres de valeur nominale plus élevée ne peut s’opérer que du consentement de l’actionnaire.		The general meeting of shareholders may divide the shares into shares with a reduced par value, or combine shares to form shares with a higher par value by the amendment of the articles of association and provided that the amount of the share-capital is not altered. The combination of shares to form shares with a higher par value may be carried out only upon approval of the shareholder.

Article 7:	Droits et obligations des actionnaires	Article 7:	Shareholders’ Rights and Duties

Chaque action est indivisible à l’égard de la société, qui ne reconnaît qu’un propriétaire pour une action.		Each share is indivisible towards the company, which only recognizes one legal owner for each share.

Chaque action donne droit à une part proportionnelle du bénéfice résultant du bilan et du produit de la liquidation en proportion des versements opérés au capital-actions, sous réserve du privilège accordé aux détenteurs d’Actions Privilégiées A et d’Actions Privilégiées B.		Each share confers the right to a portion of the profit resulting from the balance sheet and the liquidation proceeds, in proportion to the payments made in the share capital, subject to the preference rights granted to the holders of Series A Preferred Shares and Series B Preferred Shares.

Les actionnaires ne sont tenus que des prestations statutaires. Ils ne répondent pas personnellement des dettes sociales.		The obligations of the shareholders are limited to those specified in the articles of association. The shareholders are not personally liable for the debts of the company.

Article 8:	Transfert des actions	Article 8:	Share Transfer

La cession des actions s’opère par voie d’endossement ou cession écrite.		The transfer of shares is made by way of endorsement or written assignment.

Les actions nominatives ne peuvent être transférées qu’avec l’accord du conseil d’administration. Cette restriction s’applique aussi à la constitution d’un usufruit.		Registered shares may be transferred only with the consent of the board of directors. This restriction shall also apply to the establishment of a usufruct.

Conformément à l’article 685b alinéa 3 CO, le conseil d’administration peut refuser l’inscription au registre des actions si l’acquéreur n’a pas expressément déclaré qu’il reprenait les actions en son propre nom et pour son propre compte.		In accordance with article 685b (3) CO, the board of directors may reject a request for registration if the acquirer does not explicitly declare that he/she/it has acquired the shares in his/her/its own name and for his/her/its own account.

Si les actions ont été acquises par succession, partage successoral, en vertu du régime matrimonial ou dans une procédure d’exécution forcée, le conseil d’administration ne peut refuser son approbation que s’il offre à l’acquéreur de reprendre les actions en cause à leur valeur réelle.		If shares have been acquired by way of inheritance, upon division of an estate, pursuant to the law governing matrimonial property or upon foreclosure, the board of directors may reject the request for registration in the share register only if the company offers to acquire the shares at their intrinsic value.

Article 9:	Registre des actions	Article 9:	Share Register

La société tient un registre des actions qui mentionne le nom et l’adresse des propriétaires et des usufruitiers des actions nominatives.		The company keeps a share register which contains the names and addresses of the owners of the shares or the persons benefiting from an usufruct interest in the registered shares.

Est considéré comme actionnaire ou usufruitier à l’égard de la société celui qui est inscrit au registre des actions. Un actionnaire peut demander à la société une confirmation qu’il est dûment inscrit au registre des actions.		Only the persons registered in the share register are considered shareholders or holders of a usufruct interest in the shares towards the company. A shareholder may request from the company a confirmation that he is duly registered in the share register.

La société tient une liste des ayants droit économiques annoncés à la société.		The company holds a list of the beneficial owners disclosed to the company.

Article 9bis -	Annonce d’ayants droit économiques	Article 9bis -	Notification of beneficial owners

Quiconque acquiert, seul ou de concert avec un tiers, des actions de la société dont les titres ne sont pas cotés en bourse et dont la participation, à la suite de cette opération, atteint ou dépasse le seuil de 25 % du capital-actions ou des voix, est tenu d’annoncer dans un délai d’un mois à la société le prénom, le nom et l’adresse de la personne physique pour le compte de laquelle il agit en dernier lieu (ayant droit économique).		Whoever acquires, alone or with a third party, shares of the company which are not publicly traded and whose participation as a result of this transaction, equals or exceeds the threshold of 25% of the share capital or votes, is required to notify within one month to the company the name, surname and address of the natural person on behalf of whom it acts in last resort (beneficial owner).

L’actionnaire est tenu de communiquer à la société toute modification du prénom, du nom ou de l’adresse de l’ayant droit économique.		The shareholder must notify the company of any change in the name, surname or address of the beneficial owner.

L’actionnaire ne peut pas exercer les droits sociaux liés aux actions dont l’acquisition est soumise à l’obligation d’annoncer tant qu’il ne s’est pas conformé à cette dernière.		The shareholder can not exercise the social rights with respect to shares whose acquisition is subject to the notification obligation as long as it has not complied with it.

Il ne peut faire valoir les droits patrimoniaux liés à ses actions qu’une fois qu’il s’est conformé à son obligation d’annoncer.		It can claim the economic rights associated with its shares only once it has complied with its notification obligation.

TITRE III:	ORGANISATION DE LA SOCIETE	TITLE III:	ORGANIZATION OF THE COMPANY

Les organes de la société sont: A. L’assemblée générale B. Le conseil d’administration C. L’organe de révision		The corporate bodies of the company are: A. The general meeting B. The board of directors C. The auditors

A. ASSEMBLEE GENERALE		A. GENERAL MEETING

Article 10:	Droits intransmissibles ; Portée des décisions de l’assemblée générale	Article 10:	Non-Transferable Rights; Consequences of the General Meetings’ Decisions

L’assemblée générale des actionnaires est le pouvoir suprême de la société.		The general meeting of shareholders is the highest authority of the company.

Elle a les droits intransmissibles: 1. d’adopter et de modifier les statuts, sous réserve des articles 652g et 653g CO;		It has the non-transferable rights: 1. to adopt and amend the articles of association, subject to Articles 652g and 653g CO;

2. de nommer et de révoquer les membres du conseil d’administration, l’organe de révision et, lorsque la loi le prescrit, les réviseurs des comptes consolidés;		2. to elect and dismiss the board members, the auditors and, to the extent required by law, the auditors of the consolidated financial statements;

3. d’approuver le rapport annuel et les comptes consolidés;		3. to approve the annual report and the consolidated financial statements;

4. d’approuver les comptes annuels et de déterminer l’emploi du bénéfice résultant du bilan, en particulier de fixer le dividende et les tantièmes;

4.      to approve the annual financial statements and to decide  upon the use of the profit resulting from the balance sheet,  and in particular to decide upon the dividends and the  portion of the profit allocated to the board member;

5. de donner décharge aux membres du conseil d’administration;		5. to grant release to the board of directors;

6.      de prendre toutes les décisions qui lui sont réservées par la  loi, en particulier par le CO ou la Loi fédérale sur la fusion,  la scission, la transformation et le transfert de patrimoine ou  les statuts.

6. to pass resolutions regarding issues, which are reserved to the general meeting of shareholders by law, in particular the CO and the Swiss Federal Merger Act, or by the articles of association.

Ses décisions sont obligatoires pour tous les actionnaires, même non présents ou non représentés.		Its resolutions are binding upon all shareholders, even those not present or not represented.

Les décisions de l’assemblée générale qui violent la loi ou les statuts peuvent être attaquées par le conseil d’administration ou par chaque actionnaire dans les conditions prévues aux articles 706, 706a et 706b CO.		The resolutions of the general meeting of shareholders which infringe the law or the articles of association may be challenged by the board of directors or by each shareholder in accordance with Articles 706, 706a and 706b CO.

Article 11:	Assemblée ordinaire et extraordinaire	Article 11:	Ordinary and Extraordinary Meeting

L’assemblée générale ordinaire a lieu chaque année dans les six mois qui suivent la clôture de l’exercice; des assemblées générales extraordinaires sont convoquées aussi souvent qu’il est nécessaire, notamment dans les cas prévus par la loi.		The ordinary general meeting of shareholders shall be held every year within six months following the end of the business year; extraordinary general meetings of shareholders may be convened as often as necessary, in particular in the cases provided by law.

L’assemblée générale se réunit au lieu désigné par le conseil d’administration.		The general meeting of shareholders shall meet at the place determined by the board of directors.

Article 12:	Convocation de l’assemblée générale	Article 12:	Convenance of the General Meeting

L’assemblée générale est convoquée par le conseil d’administration et, au besoin, par l’organe de révision, les liquidateurs ou les représentants des obligataires.		The general meeting of shareholders is convened by the board of directors and, if necessary, by the auditors, the liquidators or the bondholders’ representatives.

Un ou plusieurs actionnaires représentant ensemble 10 pour cent au moins du capital-actions peuvent aussi requérir la convocation de l’assemblée générale. Des actionnaires qui représentent des actions totalisant une valeur nominale de 1 million de francs peuvent requérir l’inscription d’un objet à l’ordre du jour. La convocation et l’inscription d’un objet à l’ordre du jour doivent être requises par écrit en indiquant les objets de discussion et les propositions.		One or several shareholders, holding together at least 10 per cent of the share capital, may also request that a general meeting be convened. Shareholders representing shares of a total par value of one million Swiss Francs may require that items be included on the agenda of the meeting. Such requests must be made in writing and state the items to be discussed and the proposals.

Article 13:	Mode de convocation	Article 13:	Notice of Meeting

L’assemblée générale est convoquée 20 jours au moins avant la date de sa réunion par communication écrite à chacun des actionnaires ou des usufruitiers à l’adresse figurant au registre des actions. Pour le calcul du délai de convocation, la date de remise à la poste est déterminante ; le jour de la remise à la poste et celui de l’assemblée générale ne sont pas comptés.		The convening of a general meeting of shareholders shall be notified at least 20 days before the date of the meeting by written notice addressed to each shareholder or holder of a usufruct interest at the address appearing in the share register. For the purpose of computing this time period, the date on which the convening is delivered at the post office is decisive. The date of the said delivery and the date of the general meeting are not taken into account when computing the 20-day time period.

Le rapport de gestion et le rapport de révision sont mis à la disposition des actionnaires au siège de la société, au plus tard 20 jours avant l’assemblée générale ordinaire.		The management report and the auditors’ report are available to the shareholders at the company’s registered office at the latest 20 days prior to the ordinary general meeting of shareholders.

Sont mentionnés dans la convocation les objets portés à l’ordre du jour, ainsi que les propositions du conseil d’administration et des actionnaires qui ont demandé la convocation de l’assemblée ou l’inscription d’un objet à l’ordre du jour. La convocation d’une assemblée générale ordinaire		The notice of meeting shall include the agenda as well as the proposals of the board of directors and of the shareholders who have requested the convening of a general meeting of shareholders or the inclusion of an item on the agenda. The notice of an ordinary general

mentionne en outre le droit de chaque actionnaire de se faire délivrer par la société, dans les meilleurs délais, le rapport de gestion ainsi que le rapport de révision.		meeting of shareholders further mentions the right of each shareholder to receive, without delay, the management report and the auditors’ report.

Aucune décision ne peut être prise sur des objets qui n’ont pas été dûment portés à l’ordre du jour, à l’exception des propositions déposées par un actionnaire dans le but de convoquer une assemblée générale extraordinaire, d’instituer un contrôle spécial ou d’élire un organe de révision.		No decision may be taken on matters not duly included on the agenda, except for a decision on a proposal made by a shareholder in order to request an extraordinary general meeting of shareholders, to initiate a special audit or to appoint auditors.

Il n’est ni nécessaire d’annoncer à l’avance les propositions entrant dans le cadre des objets portés à l’ordre du jour ni les délibérations qui ne doivent pas être suivies d’un vote.		Prior notice is neither required for proposals that are within the scope of matters included on the agenda, nor for discussions which are not to be followed by a vote.

Article 14:	Assemblée universelle	Article 14:	Universal Meeting

Les propriétaires ou les représentants de la totalité des actions peuvent, s’il n’y a pas d’opposition, tenir une assemblée générale sans observer les formes prévues pour sa convocation. Aussi longtemps qu’ils sont tous présents ou représentés, cette assemblée a le droit de délibérer et de statuer valablement sur tous les objets qui sont du ressort de l’assemblée générale.		The holders or the representatives of the entire share capital of the company may, if there is no objection, hold a general meeting of shareholders without complying with the formalities related to the convening of a meeting. Provided all shareholders are present or represented, such meeting may discuss and validly decide upon all matters that are within the duties of the general meeting of shareholders.

Article 15:	Légitimation des actionnaires	Article 15:	Representation of Shareholders

Chaque actionnaire peut faire représenter ses actions à l’assemblée générale par une autre personne, actionnaire ou non, munie d’une procuration écrite.		Each shareholder may have his shares represented at the general meeting of shareholders by another person or entity, who is not necessarily a shareholder, provided that such representation is made on the basis of a written power of attorney.

Sous réserve de dispositions contraires des statuts, l’assemblée générale est valablement constituée quel que soit le nombre d’actions représentées.		Subject to any contrary provisions of these articles of association, a general meeting of shareholders is duly convened independently from the number of shares represented.

Article 16:	Présidence	Article 16:	Presidency

L’assemblée générale est présidée par le président ou un autre membre du conseil d’administration. A leur défaut, le président est désigné par l’assemblée générale.		The general meeting of shareholders is chaired by the chairman of the board of directors or by another board member. In the absence of these persons, the chairman is appointed by the general meeting of shareholders.

Le président désigne le secrétaire de l’assemblée générale et les scrutateurs. Le secrétaire de l’assemblée générale et les scrutateurs ne doivent pas nécessairement être actionnaires.		The chairman appoints the secretary of the general meeting of shareholders and the scrutinizers. The secretary and the scrutinizers do not necessarily have to be shareholders.

Article 17:	Droit de vote à l’assemblée générale	Article 17:	Voting Right at the General Meeting

Les actionnaires exercent leur droit de vote à l’assemblée générale proportionnellement à la valeur nominale de toutes les actions qui leurs appartiennent.		The shareholders vote at the general meeting of shareholders in proportion to the par value of the shares they hold.

Chaque actionnaire a droit à une voix au moins, même s’il ne possède qu’une action.		Each shareholder is entitled to at least one vote, even if such shareholder only holds one share.

Article 18:	Décisions et élection	Article 18:	Resolutions and Election

Si la loi ou les statuts n’en disposent pas autrement, elle prend ses décisions et procède aux élections à la majorité absolue des voix attribuées aux actions représentées.		Unless provided otherwise by the law or the Articles of Incorporation, the meeting takes its resolutions and conducts its elections with the absolute majority of votes allotted to the shares represented.

Si le premier tour de scrutin ne permet pas de réunir une majorité absolue sur une élection, il sera procédé à un second tour de scrutin au cours duquel la majorité relative sera déterminante.		If an absolute majority is not reached in the first round, then there shall be a second round in which a relative majority shall be decisive.

Une décision de l’assemblée générale recueillant au moins les deux tiers des voix attribuées aux actions représentées et la majorité absolue des valeurs nominales représentées est nécessaire pour:		A resolution of the general meeting of shareholders approved by at least two-thirds of the votes allotted to the shares represented at the meeting, and the absolute majority of the aggregate par value of the shares represented is necessary to:

1. la modification du but social;		1. amend the purpose of the company;

2. l’introduction d’actions à droit de vote privilégié;		2. create shares with privileged voting rights;

3. la restriction de la transmissibilité des actions nominatives;		3. restrict the transferability of the registered shares;

4. l’augmentation autorisée ou conditionnelle du capital- actions;		4. authorize or conditionally authorize an increase of the share capital;

5. l’augmentation du capital-actions au moyen des fonds propres, contre apport en nature ou en vue d’une reprise de biens et l’octroi d’avantages particuliers;		5. increase the share capital out of own funds, against contributions in kind, or to enable an exchange for property and the grant of special advantages;

6. la limitation ou la suppression du droit de souscription préférentiel;		6. limit or withdraw preferential subscription rights;

7. le transfert du siège de la société;		7. transfer the registered office of the company;

8. la dissolution de la société.		8. dissolve the company.

Les dispositions statutaires qui prévoient pour la prise de certaines décisions une plus forte majorité que celle prévue par la loi ne peuvent être adoptées qu’à la majorité prévue.		The provisions of these Articles of Association which provide for certain decisions to be taken by a greater majority than required by law may only be adopted by such majority.

Toute décision relative à la fusion, la scission ou la transformation de la société sera prise en conformité avec les dispositions de la loi fédérale sur la fusion, la scission, la transformation et le transfert de patrimoine.		Any decision related to a merger, demerger or conversion of the company shall be taken in accordance with the Swiss Federal Merger Act.

Article 19:	Procès-verbal	Article 19:	Minutes

Il est dressé procès-verbal des réunions de l’assemblée générale. Le conseil d’administration veille à la rédaction du procès-verbal.		Minutes of the general meetings of shareholders are to be kept. The board of directors ensures that the minutes be kept.

Celui-ci mentionne:		The minutes shall mention:

1. le nombre, l’espèce, la valeur nominale et la catégorie des actions représentées par les actionnaires, les organes, ainsi que les représentants indépendants et les représentants dépositaires;		1. the number, type, par value and class of shares represented by shareholders, by the corporate bodies of the company, by independent representatives and by custodial representatives;

2. les décisions et le résultat des élections;		2. the resolutions and the outcome of the elections;

3. les demandes de renseignements et les réponses données;		3. the requests for information and the replies given;

4. les déclarations dont les actionnaires demandent l’inscription.		4. the statements which the shareholders request to be placed on record.

Le procès-verbal est signé par le président et le secrétaire de l’assemblée générale.		The minutes shall be signed by the chairman and by the secretary of the general meeting of shareholders.

Les actionnaires ont le droit de consulter le procès-verbal. Les extraits qui en sont délivrés sont certifiés conformes par un membre du conseil d’administration.		The shareholders have the right to consult the minutes. Extracts which are supplied are to be certified true copies by a board member.

B. CONSEIL D’ADMINISTRATION		B. BOARD OF DIRECTORS

Article 20:	Composition et durée des fonctions	Article 20:	Composition and Duration

Le conseil d’administration de la société se compose d’un ou de plusieurs membres (8 membres au plus) qui sont élus par l’assemblée générale.		The board of directors of the company shall consist of one or more members (however not more than 8 members) who are elected by the general meeting of shareholders.

Une personne morale ou une société commerciale ne peut avoir la qualité de membre du conseil d’administration; ses représentants sont éligibles en lieu et place.		A legal entity or a commercial company may not become a board member; its representatives are eligible instead.

Les membres du conseil d’administration sont élus pour la période s’écoulant jusqu’à la prochaine assemblée générale ordinaire.		The board members are appointed to hold office until the next ordinary general meeting of shareholders.

Ils sont indéfiniment rééligibles. Chaque catégorie d’actions a le droit d’avoir un représentant au moins au conseil d’administration.		There is no limit to their re-election. Each category of shares has the right to have at least one representative elected to the board of directors.

Article 21:	Organisation	Article 21:	Organisation

L’assemblée générale élit un président et un vice-président à la majorité absolue des voix attribuées aux actions représentées devant également comprendre au moins deux tiers de l’ensemble des droits de vote attribués aux Actions Privilégiées.		The general meeting of shareholders shall have the right to appoint the chairman and a vice-chairman with the absolute majority of votes allotted to the shares represented which shall also include at least two-thirds of the entire voting rights attached to the Preferred Shares.

Le conseil d’administration peut désigner un secrétaire qui ne doit pas nécessairement faire partie du conseil d’administration.		The board of directors shall appoint a secretary, who need not be a member of the board of directors.

Article 22:	Convocation	Article 22:	Notice of Meeting

Le conseil d’administration est convoqué par le président, par communication écrite (lettre, fax ou e-mail) aussi souvent que les affaires l’exigent. Chaque membre du conseil d’administration peut exiger du président, en indiquant les motifs, la convocation immédiate du conseil d’administration à une séance. Si le président refuse de convoquer le conseil d’administration à une séance, le vice-président ou tout autre administrateur peut convoquer le conseil d’adminitration à une séance.		Meetings of the board of directors shall be convened in writing (letter, fax or e-mail) by the chairman as often as required by the business of the company. Each board member, while giving reasons therefore, may require the chairman to immediately convene a board meeting. In case the chairman refuses to convene a board meeting, the vice-chairman or any other board member shall be entitled to convene a board meeting.

Chaque membre du conseil d’administration a le droit d’obtenir des renseignements sur toutes les affaires de la société.		Each board member has the right to obtain information on all the activities of the company.

Pendant les séances, chaque membre du conseil d’administration peut exiger des renseignements des autres membres ainsi que des personnes chargées de la gestion.		During meetings, each board member may request information from the other board members as well as from the management.

Article 23:	Décisions	Article 23:	Decisions

Si le conseil d’administration se compose de plusieurs membres, ses décisions sont prises à la majorité des voix émises par les membres présents, pourvu que toutefois que ceux-ci forment la majorité du conseil.		If the board of directors comprises more than one member, resolutions shall be passed by a majority of the votes of the members attending, provided these members represent the majority of the board members.

Les décisions du conseil d’administration peuvent aussi être prises en la forme d’une approbation donnée par écrit (lettre, fax ou e-mail) par la majorité de tous les membres du conseil d’administration à une proposition, pour autant que la proposition ait été soumise à tous les membres du conseil d’administration, à moins qu’une discussion ne soit requise par l’un d’entre eux.		Resolutions of the board of directors may also be passed by way of a written consent (letter, fax or e-mail) to a proposal, given by a majority of board members, provided that the proposal has been submitted to all board members and none of them requires a discussion.

Toutefois, aucun quorum n’est nécessaire pour procéder aux formalités relatives aux augmentations de capital-actions, à la libération ultérieure du capital-actions ou à l’émission de bons de participation, ainsi qu’aux modifications statutaires y relatives.		Notwithstanding the above, no quorum is required as regards the formalities related to share capital increases, to the subsequent paying-in of share capital or to the issuance of participation certificates, as well as to the related amendment of the articles of association.

Article 24:	Procès-verbal	Article 24:	Minutes

Les délibérations et les décisions du conseil d’administration sont consignées dans un procès-verbal signé par le président et le secrétaire.		The discussions and the resolutions of the board of directors shall be recorded in minutes signed by the chairman and the secretary.

Le procès-verbal doit mentionner les membres présents.		The minutes shall indicate the board members attending the meeting.

Article 25:	Attributions intransmissibles et inaliénables	Article 25:	Non Transferable and Inalienable Duties

Le conseil d’administration peut prendre des décisions sur toutes les affaires qui ne sont pas attribuées à l’assemblée générale par la loi ou les statuts.		The board of directors may decide upon all matters which are not conferred upon the general meeting of shareholders by law or by the articles of association.

Il a les attributions intransmissibles et inaliénables suivantes:		The board of directors has the following non transferable and inalienable powers and duties:

1. exercer la haute direction de la société et établir les instructions nécessaires;		1. the strategic management of the company and the issuing of the necessary instructions;

2. fixer l’organisation;		2. the determination of the organisation;

3. fixer les principes de la comptabilité et du contrôle financier ainsi que le plan financier pour autant que celui- ci soit nécessaire à la gestion de la société;		3. the establishing of the accounting principles and the principles of financial controlling as well as the financial plan insofar as such plan is necessary to manage the company;

4. nommer et révoquer les personnes chargées de la gestion et de la représentation;		4. the appointment and dismissal of the management and the persons authorized to represent the company;

5. exercer la haute surveillance sur les personnes chargées de la gestion pour s’assurer notamment qu’elles observent la loi, les statuts, les règlements et les instructions données;		5. the supervision of the management, in particular to ensure compliance with the law, the articles of association, the rules and regulations and the instructions given;

6. établir le rapport de gestion, préparer l’assemblée générale et exécuter ses décisions;		6. the drawing up of the management report, preparing the general meeting of shareholders and implementing its decisions;

7. informer le juge en cas de surendettement.		7. the information of the judge in the case of overindebtedness.

Article 26:	Gestion	Article 26:	Management

Le conseil d’administration peut déléguer toute ou partie de la gestion à un ou plusieurs de ses membres (délégués) ou à des tiers (directeurs), conformément au règlement d’organisation.		The board of directors may delegate all or part of the management to one or more of its members (managing directors) or to third parties (managers), in accordance with the organizational regulations.

Article 27:	Représentation de la société	Article 27:	Powers of Representation

Le conseil d’administration représente la société à l’égard des tiers.		The board of directors represents the company towards third parties.

Il peut déléguer le pouvoir de représentation à un ou plusieurs de ses membres (délégués) ou à des tiers (directeurs).		It may delegate the power of representation to one or several of its members (managing directors) or to third parties (managers).

Il peut nommer des fondés de procuration et d’autres mandataires commerciaux.		It may appoint authorized signatories and commercial agents.

Un membre du conseil d’administration au moins doit avoir qualité pour représenter la société.		At least one board member shall have the power to represent the company.

La société doit pouvoir être représentée par une personne domiciliée en Suisse. Un membre du conseil d’administration ou un directeur doit satisfaire à cette exigence.		The company must be represented by one person domiciled in Switzerland. Either a board member or a manager may satisfy this requirement.

Cette personne doit avoir accès au registre des actions et à la liste des ayants droit économiques.		This person must have access to the share register and to the list of the beneficial owners.

C. ORGANE DE REVISION		C. AUDITORS

Article 28:	Organe de révision	Article 28:	Auditors

L’assemblée générale élit un ou plusieurs réviseurs comme organe de révision. Elle peut désigner des suppléants.		The general meeting of shareholders appoints one or several auditors. It may also elect substitute auditors.

Elle peut renoncer à l’élection d’un réviseur lorsque:		The company may waive the appointment of auditors if:

1. la société n’est pas assujettie au contrôle ordinaire; et		1. the company is not subject to an ordinary audit; and

2. l’ensemble des actionnaires y consent; et		2. all the shareholders agree to such a waiver; and

3. l’effectif de la société ne dépasse pas 10 emplois à plein temps en moyenne annuelle.		3. the workforce of the company does not exceed 10 full-time employees on an annual basis.

Lorsque les actionnaires ont renoncé au contrôle restreint, cette renonciation est également valable les années qui suivent. Chaque actionnaire a toutefois le droit d’exiger un contrôle restreint et l’élection d’un réviseur au plus tard 10 jours avant l’assemblée générale. Dans ce cas, l’assemblée générale ne peut prendre les décisions conformément à l’article 10 ch. 3 et 4 qu’une fois que le rapport de révision est disponible.		When the shareholders have renounced to a limited audit, such renunciation is also valid for the following years. This notwithstanding, each shareholder may request a limited audit and the appointment of auditors at the latest 10 days before the general meeting of shareholders. In this case, the general meeting of shareholders may only take the decisions referred to in Article 10 n° 3 and 4 once the auditors’ report is made available.

Article 29:	Exigences	Article 29:	Requirements

Sont éligibles comme organes de révision une ou plusieurs personnes physiques ou morales ainsi que les sociétés de personnes.		One or several individuals, legal entities or partnerships may be appointed as auditors.

L’organe de révision doit avoir en Suisse son domicile, son siège ou une succursale inscrite au registre du commerce. Lorsque la société a plusieurs organes de révision, l’un au moins doit satisfaire à cette exigence.		The auditors must have their domicile, their registered office or a branch registered in Switzerland in the Commercial Register. If the company has several auditors, at least one of them must fulfil this requirement.

Lorsque la société est tenue de soumettre ses comptes annuels au contrôle ordinaire d’un organe de révision en vertu de:		When the company’s financial statements are subject to an ordinary audit pursuant to:

1. l’article 727 al. 1 ch. 2 ou 3 CO		1. Article 727 para. 1 N. 2 or 3 CO

2. l’article 727 al. 2 CO		2. Article 727 para. 2 CO

l’assemblée générale élit un expert-réviseur agréé au sens de la loi fédérale sur la surveillance des réviseurs du 16 décembre 2005 comme organe de révision.		the general meeting of shareholders appoints a certified audit expert within the meaning of the Swiss Federal Act on the Supervision of Auditors of December 16, 2005.

Lorsque la société est tenue de soumettre ses comptes annuels au contrôle restreint d’un organe de révision, l’assemblée générale élit un réviseur agréé au sens de la loi fédérale sur la surveillance des réviseurs du 16 décembre 2005 comme un organe de révision. La renonciation à l’élection d’un organe de révision en vertu de l’article 28 demeure réservée.		If the company’s financial statements are subject to a limited audit (review), the general meeting of shareholders appoints a certified auditor within the meaning of the Swiss Federal Act on the Supervision of Auditors of December 16, 2005. The waiver to appoint auditors as per Article 28 is reserved.

L’organe de révision doit être indépendant au sens de l’article 728, respectivement 729 CO.		The auditors must be independent within the meaning of Articles 728 and 729 CO, respectively.

Les réviseurs doivent avoir les qualifications nécessaires à l’accomplissement de leur tâche.		Auditors must have the qualifications that are required to perform their duties.

Article 30:	Durée	Article 30:	Duration

L’organe de révision est élu pour une durée de un à trois exercices comptables. Son mandat prend fin avec l’approbation des derniers comptes annuels. Il peut être reconduit dans ses fonctions.		The auditors are appointed for a period of one to three business years. Their term ends with the approval of the last annual financial statements. The auditors may be reappointed.

En cas de contrôle ordinaire, la personne qui dirige la révision peut exercer ce mandat pendant 7 ans au plus. Elle ne peut reprendre le même mandat qu’après une interruption de 3 ans.		In case of ordinary audit, the person responsible for the audit may be mandated for a maximum period of 7 years. Such person may not take over responsibility for such mandate only after an interruption of 3 years.

Article 31:	Attribution	Article 31:	Duties

L’organe de révision vérifie si les comptes annuels et, le cas échéant, les comptes consolidés, et la proposition concernant l’emploi du bénéfice résultant du bilan sont conformes à la loi et aux statuts. Il vérifie également s’il existe un système de contrôle interne.		The auditors verify whether the annual financial statements, and as the case may be the consolidated financial statements, and the proposal for the distribution of the profit resulting from the balance sheet, comply with the law and the articles of association. The auditors also verify the existence of an internal control system.

La manière dont le conseil d’administration dirige la société n’est pas soumise au contrôle interne.		The board of directors’ management of the company is not subject to the control of the auditors.

L’organe de révision établit à l’intention du conseil d’administration un rapport détaillé contenant des constatations relatives à l’établissement des comptes, au système de contrôle interne ainsi qu’à l’exécution et au résultat du contrôle.		The auditors prepare to the attention of the board of directors a detailed report setting out their findings with respect to the preparation of the financial statements, the internal control system and the outcome of the audit.

L’organe de révision établit à l’intention de l’assemblée générale un rapport écrit qui résume le résultat de la révision.		The auditors prepare to the attention of the general meeting of shareholders a written report summarizing the outcome of the audit.

En cas de surendettement manifeste, il avise le juge si le conseil d’administration omet de le faire.		In case of obvious overindebtedness of the company, the auditors are to inform the judge, if the board of directors omits to do so.

Article 32:	Présence	Article 32:	Attendance

L’assemblée générale ne peut approuver le rapport annuel et les comptes consolidés, ni décider de l’emploi du bénéfice résultant du bilan que si un rapport de révision lui est soumis.		The general meeting of shareholders may only approve the annual report and the consolidated financial statements and decide upon the use of the profit resulting from the balance sheet if the audit report has been made available to the meeting.

En cas de contrôle ordinaire, le réviseur doit être présent à l’assemblée générale, à moins que celle-ci n’y renonce par une décision prise à l’unanimité.		In case of ordinary audit, the auditors shall attend the general meeting of shareholders, unless such meeting waives such attendance requirement by a unanimous decision.

TITRE IV:	ANNEE SOCIALE – COMPTES ANNUELS – REPARTITION DU BENEFICE	TITLE IV:	BUSINESS YEAR - ANNUAL FINANCIAL STATEMENTS - ALLOCATION OF PROFITS

Article 33:	Année sociale	Article 33:	Business Year

L’année sociale est déterminée par le conseil d’administration.		The business year is defined by the board of directors.

Article 34:	Rapport de gestion	Article 34:	Management Report

Le conseil d’administration établit pour chaque exercice un rapport de gestion qui comprend les comptes annuels et, lorsque la loi le prescrit, le rapport annuel et les comptes consolidés.		For each business year, the board of directors draws up a management report which is composed of the annual financial statements, and if such statements are required by law, the annual report and the consolidated statements.

Les comptes annuels se composent du bilan, du compte de résultat et de l’annexe. Ils sont établis conformément aux règles du Code des obligations, en particulier aux articles 957 et suivants CO.		The annual financial statements are composed of the balance sheet, the profit and loss statement and the notes. They shall be prepared in accordance with the provisions of the Code of Obligations, particularly with articles 957 et seq. CO.

Article 35:	Affectation du bénéfice	Article 35:	Profit Distribution

Cinq pour cent du bénéfice de l’exercice sont affectés à la réserve générale jusqu’à ce que celle-ci atteigne 20 pour cent du capital-actions libéré. Si, par la suite, la réserve générale n’atteint plus la limite légale de 20 pour cent, des affectations supplémentaires devront être effectuées jusqu’à ce que cette limite soit à nouveau atteinte.		Each year, 5 per cent of the profit of the business year is allocated to the general reserve, until this reserve reaches 20 per cent of the paid-in share capital. If, subsequently, the general reserve falls below the required level of 20 percent, additional allocations to the general reserve shall be made until this level is reached again.

Le solde du bénéfice résultant du bilan est réparti conformément aux décisions de l’assemblée générale, sur proposition du conseil d’administration. Toutefois, les dispositions impératives de la loi relatives à la réserve légale doivent être respectées.		The balance of the profit resulting from the balance sheet is allocated in accordance with the resolutions of the general meeting of shareholders, upon proposition of the board of directors. This notwithstanding, the mandatory provisions of the law relating to the general reserve must be complied with.

Article 35bis:	Privilège de liquidation	Article 35bis:	Privilege of liquidation

L’assemblée générale peut en tout temps décider la dissolution et la liquidation de la société conformément aux dispositions légales et aux présents statuts.		The shareholders’ meeting may at any time resolve on the dissolution and liquidation of the company in accordance with the provisions of the law as well as of these articles of association.

En cas de dissolution et liquidation de la société, les détenteurs des Actions Privilégiées B recevront le prix de souscription de leurs Actions Privilégiées B, plus des dividendes votés mais non encore payés (le Privilège de Liquidation B), avant que des actifs nets ou des fonds (excédent de liquidation) soient distribués aux autres actionnaires.		In the event of a dissolution and liquidation of the company, the holders of Series B Preferred Shares shall be entitled to receive the subscription price paid for their Series B Preferred Shares, plus any voted but unpaid dividends (the Liquidation Preference B), before any net assets or funds (liquidation proceeds) are distributed to the other shareholders.

Toutes distributions de dividendes aux détenteurs d’Actions Privilégiées B selon l’article 36 des présents statuts seront déduites du Privilège de Liquidation B.		Any distribution of dividends to the holders of Series B Preferred Shares according to article 36 of these articles of association shall be deducted from the Liquidation Preference B.

Au cas où l’excédent de liquidation ne suffirait pas à couvrir les montants auxquels ont droit les détenteurs d’Actions Privilégiées B en vertu de la présente disposition, l’excédent de liquidation sera réparti en priorité entre les détenteurs des Actions Privilégiées B en proportion du nombre d’Actions Privilégiées B qu’ils détiennent. Pour écarter tout doute en relation avec le contenu du privilège conféré aux Actions Privilégiées B, des paiements conditionnels ou des paiements fiduciaires ne seront pas considérés comme étant des versements faits aux détenteurs d’Actions Privilégiées B, et reçus par ces derniers.		If the liquidation proceeds are insufficient to allow for the payment of the full amount to which all holders of Series B Preferred Shares are entitled, such liquidation proceeds will, in first priority, be distributed to the holders of Series B Preferred Shares in proportion to the number of Series B Preferred Shares held by them. For the avoidance of doubt, for purposes of these preferences, contingent payments or payments into escrow shall not be deemed payments paid to and received by the holders of Series B Preferred Shares.

Une fois que les détenteurs des Actions Privilégiées B auront reçu le Privilège de Liquidation B, les détenteurs des Actions Privilégiées A recevront le prix de souscription de leurs Actions Privilégiées A, plus des dividendes votés mais non encore payés (le Privilège de Liquidation A), avant que des actifs nets ou des fonds (excédent de liquidation) soient distribués aux autres actionnaires.		Once the holders of Series B Preferred Shares have received the Liquidation Preference B, the holders of Series A Preferred Shares shall be entitled to receive the subscription price paid for their Series A Preferred Shares, plus any voted but unpaid dividends (the Liquidation Preference A), before any net assets or funds (liquidation proceeds) are distributed to the other shareholders.

Toutes distributions de dividendes aux détenteurs d’Actions Privilégiées A selon l’article 36 des présents statuts seront déduites du Privilège de Liquidation A.		Any distribution of dividends to the holders of Series A Preferred Shares according to article 36 of these articles of association shall be deducted from the Liquidation Preference A.

Au cas où l’excédent de liquidation ne suffirait pas à couvrir les montants auxquels ont droit les détenteurs d’Actions Privilégiées A en vertu de la présente disposition, l’excédent de liquidation sera réparti en priorité entre les détenteurs des Actions Privilégiées A en proportion du nombre d’Actions Privilégiées A qu’ils détiennent. Pour écarter tout doute en relation avec le contenu du privilège conféré aux Actions Privilégiées A, des paiements conditionnels ou des paiements fiduciaires ne seront pas considérés comme étant des versements faits aux détenteurs d’Actions Privilégiées A, et reçus par ces derniers.		If the liquidation proceeds are insufficient to allow for the payment of the full amount to which all holders of Series A Preferred Shares are entitled, such liquidation proceeds will, in first priority, be distributed to the holders of Series A Preferred Shares in proportion to the number of Series A Preferred Shares held by them. For the avoidance of doubt, for purposes of these preferences, contingent payments or payments into escrow shall not be deemed payments paid to and received by the holders of Series A Preferred Shares.

Une fois que les détenteurs des Actions Privilégiées B auront reçu le Privilège de Liquidation B et que les détenteurs des Actions Privilégiées A auront reçu le Privilège de Liquidation A, le solde de l’excédent de liquidation sera réparti entre les détenteurs des Actions Ordinaires, les détenteurs des Actions Privilégiées A et les détenteurs des Actions Privilégiées B proportionnellement au nombre d’actions détenues par chaque actionnaire.		Once the holders of Series B Preferred Shares have received the Liquidation Preference B and the holders of Series A Preferred Shares have received the Liquidation Preference A, the balance of the liquidation proceeds will be distributed between the holders of Common Shares, the holders of Series A Preferred Shares and the holders of Series B Preferred Shares in proportion to the number of shares held by each shareholder.

Article 36:	Dividendes	Article 36:	Dividends

Le paiement du dividende a lieu à l’époque fixée par le conseil d’administration.		Dividends are to be paid at the time specified by the board of directors.

Le dividende ne peut être fixé qu’après que les affectations aux réserves légales et statutaires aient été opérées conformément à la loi et aux statuts.		The dividends can only be determined once the allocations to the legal and statutory reserves have been made in accordance with the law and the articles of association.

Des dividendes ne peuvent être prélevés que sur le bénéfice résultant du bilan et sur les réserves constituées à cet effet.		Dividends may only derive from the profit resulting from the balance sheet and the reserves created for that purpose.

Les détenteurs des Actions Privilégiées B, les détenteurs des Actions Privilégiées A et les détenteurs des Actions Ordinaires ont droit au dividende découlant respectivement de leur Actions Privilégiées B, Actions Privilégiées A et Actions Ordinaires.		The holders of Series B Preferred Shares, the holders of Series A Preferred Shares and the holders of Common Shares shall be entitled to receive dividends respectively on their Series B Preferred Shares, Series A Preferred Shares and Common Shares

Tout paiement de dividendes devra être distribué en priorité aux détenteurs d’Actions Privilégiées B jusqu’à la couverture du prix de souscription de leurs Actions Privilégiées B.		Any dividend payment shall be distributed in first priority to the holders of Series B Preferred Shares up to the subscription price paid for their Series B Preferred Shares.

Une fois que les détenteurs des Actions Privilégiées B auront reçu les montants auxquels ils ont droit en vertu de l’alinéa précédent, tout paiement de dividendes devra être distribué en priorité aux détenteurs d’Actions Privilégiées A jusqu’à la couverture du prix de souscription de leurs Actions Privilégiées A.		Once the holders of Series B Preferred Shares have received the amounts to which they are entitled by virtue of the preceding paragraph, any dividend payment shall be distributed in first priority to the holders of Series A Preferred Shares up to the subscription price paid for their Series A Preferred Shares.

Une fois que les détenteurs des Actions Privilégiées B et les détenteurs des Actions Privilégiées A auront reçu les montants auxquels ils ont droit en vertu des deux alinéas précédents, la distribution de dividendes excédant le montant du privilège sera réparti entre les détenteurs des Actions Ordinaires, les détenteurs des Actions Privilégiées A et les détenteurs des Actions Privilégiés B proportionnellement au nombre d’actions détenues par chaque actionnaire.		Once the holders of Series B Preferred Shares and the holders of Series A Preferred Shares have received the amounts to which they are entitled by virtue of the two preceding paragraphs, dividend payments exceeding the preference amount shall be distributed between the holders of Common Shares, the holders of Series A Preferred Shares and the holders of Series B Preferred Shares in proportion to the number of shares held by each shareholder.

TITRE V:	LIQUIDATION	TITLE V:	LIQUIDATION

Article 37:	Liquidateur	Article 37:	Liquidator

En cas de dissolution de la société pour d’autres causes que sa faillite ou une décision judiciaire, la liquidation a lieu par les soins du conseil d’administration, à moins que l’assemblée générale ne désigne d’autres liquidateurs.		In the event of dissolution of the company for other causes than bankruptcy or a judicial decision, the liquidation shall be carried out by the board of directors, unless the general meeting of shareholders appoints other liquidators.

L’un au moins des liquidateurs doit être domicilié en Suisse et avoir qualité pour représenter la société.		At least one of the liquidators must be domiciled in Switzerland and have the authority to represent the company.

Article 38:	Attributions	Article 38:	Duties

Pendant la liquidation, les pouvoirs des organes sociaux sont restreints aux actes qui sont nécessaires à cette opération et qui, de par leur nature, ne sont point du ressort des liquidateurs.		During the liquidation process, the powers of the corporate bodies of the company are restricted to acts which are necessary for the liquidation and which, by their nature, are not part of the liquidators’ duties.

L’assemblée générale conserve le droit d’approuver les comptes de la liquidation et de donner décharge aux liquidateurs.		The general meeting of shareholders retains the right to approve the liquidation accounts and to grant release to the liquidators.

Après paiement des dettes, l’actif de la société dissoute est réparti entre les actionnaires au prorata de leurs versements.		The assets available after payment of the liabilities are allocated among the shareholders of the company in proportion to their contributions.

Cette répartition ne peut se faire qu’après l’expiration d’une année dès le jour où l’appel aux créanciers a été publié pour la troisième fois.		This allocation may occur after expiration of a one year period as of the day on which the notice to creditors for the filing of their claims is published for the third time.

Une répartition peut avoir lieu après un délai de trois mois si un expert-réviseur agréé atteste que les dettes sont éteintes et qu’on peut inférer des circonstances qu’aucun intérêt de tiers n’est mis en péril.		A distribution may occur after three months if a certified audit expert certifies that the liabilities are paid and that, in light of the circumstances of the case, no interest of any third party would be jeopardized by such early distribution.

TITRE VI:	PUBLICATIONS – LANGUE	TITLE VI:	NOTICES – LANGUAGE

Article 39:	Forme des publications	Article 39:	Notices

Les publications de la société requises par la loi ont lieu dans la Feuille Officielle Suisse du Commerce.		Notices issued by the company which are required by law are published in the Swiss Official Gazette of Commerce.

Sont considérés comme communication écrite au sens des articles 13 et 22 ou approbation écrite au sens de l’article 23 une lettre, un téléfax ou un e-mail.		A letter, fax or email is deemed to be a written notice within the meaning of articles 13 and 22 or a written consent within the meaning of article 23.

Article 40:	Langue	Article 40:	Languages

En cas de divergence entre la version française et la version anglaise, la version française des présents statuts prévaut.		In the event of a discrepancy between the French and the English versions of these articles of association, the French version shall prevail.

Genève, le 19 novembre 2015

David LACIN, notaire

Modifications of the Articles of Association adopted during the December 6, 2016 EGM and already in force

Article 5ter is new and comes after Article 5bis. The other provisions have been restated in their entirety, except for Article 6, which has been amended by the addition of the part higlighted in yellow below.

Article 5: Capital-actions	Article 5: Share capital
Le capital-actions est fixé à la somme de un million six cent quarante mille cinq cent vingt francs (CHF 1’640’520), entièrement libéré.	The share capital of the company is set at the amount of one million six hundred forty thousand five hundred twenty francs (CHF 1,640,520), fully paid up.
Il est divisé en :	It is divided into :
• deux millions deux cent quinze mille quatre cent trente-quatre (2’215’434) actions ordinaires, nominatives (les Actions Ordinaires) d’une valeur nominale d’1/13 de franc chacune,	• two million two hundred fifteen thousand four hundred thirty-four (2,215,434) common registered shares (the Common Shares) with a par value of 1/13 of a franc each,
•

huit millions trente et un mille sept cent septante-sept (8’031’777) actions nominatives d’une valeur nominale d’1/13 de franc chacune, privilégiées quant au produit de liquidation et aux dividendes selon les termes des articles 35bis et 36 des présents statuts (les Actions Privilégiées A), et

•

eight million thirty-one thousand seven hundred seventy-seven (8,031,777) registered shares with a par value of 1/13 of a franc each, with preferential rights as to the liquidation proceeds and dividends within the terms of Articles 35bis and 36 of the present articles of association (the Series A Preferred Shares), and

•

onze millions septante-neuf mille cinq cent quarante-neuf (11’079’549) actions nominatives d’une valeur nominale d’1/13 de franc chacune, privilégiées quant au produit de liquidation et aux dividendes selon les termes des articles 35bis et 36 des présents statuts (les Actions Privilégiées B et ensemble avec les Actions Privilégiées A, les Actions Privilégiées).

•

eleven million seventy-nine thousand five hundred forty-nine (11’079’549) registered shares with a par value of 1/13 of a franc each, with preferential rights as to the liquidation proceeds and dividends within the terms of Articles 35bis and 36 of the present articles of association (the Series B Preferred Shares and together with the Series A Preferred Shares, the Preferred Shares).

Article 5ter: Capital-Participation

Le capital-participation est fixé à la somme de cent quarante-deux mille six cent cinquante-quatre francs (CHF 142’654), entièrement libéré.

Il est divisé en un million huit cent cinquante quatre cinq cent deux (1’854’502) bons de participation nominatifs, d’une valeur nominale d’1/13 de franc chacun.

Article 5ter: Non-Voting Share Capital

The Non-Voting Share Capital is set at the amount of one hundred forty-two thousand six hundred fifty-four francs (CHF 142’654), fully paid up.

It is divided into one million eight hundred fifty-four thousand five hundred two (1’854’502) registered non-voting shares with a par value of 1/13 of a franc each.

Article 5a: Capital-actions autorisé	Article 5a: Authorized share capital
Le conseil d’administration est autorisé à augmenter jusqu’au 6 décembre 2018 le capital-actions d’un montant de huit cent nonante et un mille cinq cent huitante-sept francs (CHF 891’587) au plus, par l’émission d’un maximum de onze millions cinq cent nonante mille six cent trente et un (11’590’631) actions nominatives ordinaires, entièrement libérées, d’une valeur nominale d’1/13 de franc chacune, liées selon statuts.

The board of directors is authorized at any time until December 6, 2018 to increase the share capital by a maximum aggregate amount of eight hundred ninety-one thousand five hundred eighty-seven francs (CHF 891,587) through the issuance of not more than eleven million five hundred ninety thousand six hundred thirty-one (11,590,631) registered ordinary shares, which will have to be fully paid-in, with a par value of 1/13 of a franc each, subject to the transfer restrictions set forth in these articles of association.

Des augmentations partielles sont autorisées. Le conseil d’administration peut également émettre de nouvelles actions par voie de prise ferme ou d’autres formes de souscription par une ou plusieurs banques avec offre subséquente aux actionnaires ou à des tierces personnes. Le conseil d’administration détermine la nature des apports, le prix d’émission et la date de l’émission, les conditions d’exercice des droits préférentiels de souscription, l’allocation des droits préférentiels de souscription qui n’ont pas été exercés et la date à laquelle débute le droit au dividende. Le conseil d’administration peut permettre, restreindre ou exclure la négociation des droits préférentiels de souscription.

Increases in partial amounts are permitted. The board of directors may issue new shares also by means of underwriting or in any other manner by one or more banks and subsequent offer to shareholders or third parties. The board of directors shall determine the type of contributions, the issue price, the time of the issue, the conditions for the exercise of the pre-emptive rights, the allocation of pre-emptive rights which have not been exercised, and the date on which the dividend entitlement starts. The board of directors is authorized to permit, to restrict or to exclude the trading of pre-emptive rights.

Si des droits préférentiels de souscription sont octroyés mais pas exercés, le conseil d’administration les utilise dans l’intérêt de la société.

Le conseil d’administration peut limiter ou supprimer les droits préférentiels de souscription des actionnaires et attribuer ces droits à des personnes tierces ou à la société elle-même lorsque les actions sont émises pour l’un des buts suivants: a) l’élargissement de l’actionnariat de la société dans certains marchés financiers ou dans la perspective d’une cotation, d’une admission au négoce ou d’un enregistrement de nouvelles actions à des bourses nationales ou étrangères; b) l’octroi d’une option de surallocation (“greenshoe”) à un ou plusieurs souscripteurs en relation avec

If pre-emptive rights are granted, but not exercised, the board of directors shall use the relevant shares in the interest of the company.

The board of directors is authorized to withdraw or limit the pre-emptive rights of the shareholders, and to allocate them to third parties or to the company, in the event of use of the shares for the purpose of: a) expanding the shareholder base in certain capital markets or in the context of the listing, admission to official trading or registration of the shares at domestic or international stock exchanges; b) granting an over-allotment option (“greenshoe”) to one or several underwriters in connection with a placement of shares; c) share placements, provided the issue price is

un placement d’actions; c) des placements d’actions si le prix d’émission est déterminé par référence au prix du marché; d) l’intéressement des employés, des membres du conseil d’administration ou de consultants de la société ou de l’une de ses filiales selon un ou plusieurs plans d’intéressement adoptés par le conseil d’administration; e) l’acquisition de sociétés, d’actifs de sociétés, de participations, de produits, de droits de propriété intellectuelle, de licences ou de nouveaux projets d’investissement ou encore pour des placements d’actions privés ou publics à des fins de financement et/ou refinancement de telles transactions; f) la levée de fonds propres de façon rapide et flexible, lorsqu’une telle transaction ne pourrait pas être réalisée, ou ne pourrait être réalisée qu’à des conditions moins favorables, sans l’exclusion du droit préférentiel de souscription des actionnaires existants; ou g) l’acquisition d’une participation dans la société par un partenaire stratégique (y compris dans le cas d’une offre publique d’acquisition).	determined by reference to market price; d) the participation of employees, members of the board of directors or consultants of the company or of one of its subsidiaries according to one or several equity incentive plans adopted by the board of directors; e) the acquisition of companies, company assets, participations, the acquisition of products, intellectual property rights, licenses or new investment projects or for public or private share placements for the financing and/or refinancing of such transactions; f) for raising equity capital in a fast and flexible manner as such transaction would be difficult to carry out, or could be carried out only at less favorable terms, without the exclusion of the pre-emptive rights of the existing shareholders; or g) the acquisition of a participation in the company by a strategic partner (including in the case of a public takeover offer).
Article 6: Espèces d’actions	Article 6: Type of shares
Les actions sont nominatives.	The shares shall be registered.
Elles sont numérotées et signées par un membre du conseil d’administration. La signature peut être apposée en fac-similé.	They are numbered and signed by a member of the board of directors. The signature may be inserted as a facsimile.
La société peut émettre en lieu et place d’actions des certificats d’actions.	The company may issue share certificates instead of shares.

Par une modification des statuts, l’assemblée générale peut en tout temps, par une décision prise à la majorité des voix exprimées, convertir des actions nominatives en action au porteur ou des actions au porteur en actions nominatives.

The general meeting of shareholders may, at any time, by decision taken by a majority of the votes, convert the registered shares into bearer shares, and vice versa, by modifying these articles of association.
Par une modification des statuts, l’assemblée générale peut aussi en tout temps convertir des actions d’une catégorie en actions d’une autre catégorie, ou encore des bons de participation en actions. L’art. 654 CO et les dispositions de ces statuts sont réservés.

The general meeting of shareholders may also, at any time, by modifying these articles of association, convert shares of one class into shares of another class, or non-voting shares into voting shares. Article 654 CO and the provisions of these articles of association are reserved.

Elle peut diviser les actions en titres de valeur nominale réduite, ou les réunir en titres de valeur nominale plus élevée par une modification des statuts et à la condition que le	The general meeting of shareholders may divide the shares into shares with a reduced par value, or combine shares to form shares with a higher par value by the amendment of the

montant du capital-actions ne subisse pas de changement. La réunion en titres de valeurs nominale plus élevée ne peut s’opérer que du consentement de l’actionnaire.	articles of association and provided that the amount of the share-capital is not altered. The combination of shares to form shares with a higher par value may be carried out only upon approval of the shareholder.